4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com
CF Industries Holdings, Inc. Reports First Quarter 2021 Net Earnings of $151 Million, EBITDA of $398 Million, Adjusted EBITDA of $398 Million
Rising Nitrogen Prices Supported by Increased Global Energy Spreads
Positive Nitrogen Outlook Driven by Robust Demand
Continued Progress on Clean Energy Initiatives

DEERFIELD, IL—May 5, 2021—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for its first quarter ended March 31, 2021.

Highlights
•First quarter net earnings of $151 million(1), or $0.70 per diluted share; EBITDA(2) of $398 million; adjusted EBITDA(2) of $398 million
•Trailing twelve month net cash from operating activities of $1.52 billion, free cash flow(3) of $1.05 billion
•Company completed redemption of remaining $250 million of Senior Secured Notes due December 2021
•Engineering and procurement contract signed with thyssenkrupp for electrolysis plant to supply green hydrogen for green ammonia production at Donaldsonville

“The CF team delivered solid results in the first quarter as increased global energy spreads and strong demand led to rising nitrogen prices,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We experienced a number of unusual negative impacts from weather and other factors that created challenges during the quarter, but we navigated those issues successfully in a way that mitigated a potentially negative outcome.”

Operations Overview

The Company continues to operate safely and efficiently across its network. As of March 31, 2021, the 12-month rolling average recordable incident rate was 0.28 incidents per 200,000 work hours, which is significantly better than industry benchmarks.

Gross ammonia production for the first quarter of 2021 was approximately 2.5 million tons compared to 2.7 million tons for the first quarter of 2020. During the quarter, winter weather events in the United States disrupted the natural gas market, temporarily restricting the availability of natural gas into several of the Company’s manufacturing complexes, which resulted in lower gross ammonia production. Plant outages generated higher costs for the Company related to fixed cost write-offs and higher maintenance expenses. The Company also experienced higher realized natural gas costs compared to the first quarter of 2020.

During the severe weather-related disruption of the natural gas market, management was informed that gas deliveries would be curtailed and force majeure gas shut-offs were likely at several of the Company’s facilities. Facing imminent shut-down of several plants, management worked with its suppliers of natural gas to net settle certain gas contracts the Company had in place. The net settlement of the natural gas purchase contracts resulted in the Company receiving prevailing market prices for the natural gas, resulting in a gain of $112 million.

Management expects gross ammonia production in 2021 will be approximately 9.5 - 10 million tons. This is lower than 2020 production due to a higher number of planned maintenance activities this year and knock-on plant outages from the forced February shut-downs due to natural gas availability issues.

“I am particularly proud of the way the CF team responded to the challenging situation brought on by the lack of gas availability at our plants. This would have been an extremely costly event had the team not responded quickly, and effectively mitigated the higher costs and lost production we were facing,” said Will.

First Quarter 2021 Financial Results Overview

For the first quarter of 2021, net earnings attributable to common stockholders were $151 million, or $0.70 per diluted share; EBITDA was $398 million; and adjusted EBITDA was $398 million. These results compare to first quarter 2020 net earnings attributable to common stockholders of $68 million, or $0.31 per diluted share; EBITDA of $314 million; and adjusted EBITDA of $318 million.

Net sales in the first quarter of 2021 were $1.05 billion compared to $971 million in the first quarter of 2020. Average selling prices for the first quarter of 2021 were higher than the first quarter of 2020 across most segments due to decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes in the first quarter of 2021 were lower than the first quarter of 2020 due to lower supply availability from lower production.

Cost of sales for the first quarter of 2021 was essentially flat with the first quarter of 2020 on lower sales volume.

In the first quarter of 2021, the average cost of natural gas reflected in the Company’s cost of sales was $3.22 per MMBtu(4) compared to the average cost of natural gas in cost of sales of $2.61 per MMBtu in the first quarter of 2020 due to higher natural gas costs in the United Kingdom as well as higher daily gas prices in North America due to severe winter weather.

Capital Management

Capital expenditures in the first quarter of 2021 were $71 million. Management projects capital expenditures for full year 2021 will be in the range of $450 million, which reflects a return to a normal level of maintenance activities and includes expenditures for the green ammonia project at the Donaldsonville manufacturing complex.

The Company’s wholly owned subsidiary CF Industries, Inc. redeemed in full all of the remaining $250 million outstanding principal amount of its 3.400% Senior Secured Notes due December 2021 (the “2021 Notes”) on March 20, 2021, in accordance with the optional redemption provisions provided in the indenture governing the 2021 Notes. The total amount for the redemption of the 2021 Notes was $258 million, including accrued interest.

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2021 is approximately $50 million.

Nitrogen Market Outlook

The global nitrogen pricing outlook remains positive, as low global coarse grains stocks-to-use ratios and higher energy prices in Europe and Asia have significantly tightened the global nitrogen supply and demand balance. CF Industries believes these dynamics are highly favorable for low-cost nitrogen producers and appear sustainable into at least 2022.

Strong global coarse grains demand has brought major global coarse grains stocks-to-use ratios to multi-year lows. This has driven commodity crop near-term and futures prices to the highest prices in nearly a decade, supporting strong demand for nitrogen fertilizer to maximize yield. The Company projects that coarse grains stocks will require more than one growing season to be replenished.

In line with the global nitrogen demand outlook, CF Industries expects strong nitrogen demand in North America. The Company expects 90-92 million planted corn acres in the United States, higher canola plantings in Canada and industrial use rising with higher economic activity in 2021.

Nitrogen requirements in other key regions are expected to remain robust throughout the year, driven by continued strong demand for urea imports from India and Brazil. The Company projects urea tender volumes in India this year will be well above the five-year average of 6.5-7.0 million metric tons. The Company also believes that improved farm incomes in Brazil will support demand in 2021 at a similar level to 2020.

Energy prices in Europe and Asia have increased significantly from the lows of 2020 and returned to sizable differentials compared to Henry Hub natural gas prices in North America. This has steepened the global nitrogen cost curve and increased margin opportunities for low-cost North American producers. Forward curves suggest that these energy spreads will persist throughout 2021 and into 2022.

Clean Energy Strategy Update

The Company continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade.

In April, CF Industries signed an engineering and procurement contract with thyssenkrupp to supply a 20 MW alkaline water electrolysis plant to produce green hydrogen at the Company’s Donaldsonville, Louisiana, manufacturing complex. Construction and installation, which will be managed by CF Industries, is expected to begin in the second half of 2021 and to finish in 2023. The cost of the project is expected to fit within the Company’s annual capital expenditure budget. CF Industries will integrate the green hydrogen generated by the electrolysis plant into existing ammonia synthesis loops to enable the production of 20,000 tons per year of green ammonia. When complete in 2023, the Donaldsonville green ammonia project will be the largest of its kind in North America.

CF Industries also is developing initiatives related to carbon dioxide sequestration and other carbon abatement projects across the Company's network to enable net-zero carbon blue ammonia production.
________________________________________________________________
(1)Certain items recognized during the first quarter of 2021 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Average cost of natural gas excludes the $112 million gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021.

Consolidated Results

	Three months ended March 31,
	2021	2020
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,048	$971
Cost of sales	759	767
Gross margin	$289	$204
Gross margin percentage	27.6%	21.0%

Net earnings attributable to common stockholders	$151	$68
Net earnings per diluted share	$0.70	$0.31

EBITDA(1)	$398	$314
Adjusted EBITDA(1)	$398	$318

Tons of product sold (000s)	4,564	4,688

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$3.22	$2.61
Average daily market price of natural gas Henry Hub (Louisiana)	$3.38	$1.88
Average daily market price of natural gas National Balancing Point (UK)	$6.90	$3.20

Unrealized net mark-to-market gain on natural gas derivatives	$(6)	$(12)
Depreciation and amortization	$204	$211
Capital expenditures	$71	$67

Production volume by product tons (000s):
Ammonia(3)	2,479	2,670
Granular urea	1,184	1,285
UAN (32%)	1,689	1,599
AN	475	515
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. Excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce blue ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$206	$193
Cost of sales	80	173
Gross margin	$126	$20
Gross margin percentage	61.2%	10.4%

Sales volume by product tons (000s)	683	762
Sales volume by nutrient tons (000s)(1)	560	625

Average selling price per product ton	$302	$253
Average selling price per nutrient ton(1)	368	309

Adjusted gross margin(2):
Gross margin	$126	$20
Depreciation and amortization	36	39
Unrealized net mark-to-market gain on natural gas derivatives	(2)	(4)
Adjusted gross margin	$160	$55
Adjusted gross margin as a percent of net sales	77.7%	28.5%

Gross margin per product ton	$184	$26
Gross margin per nutrient ton(1)	225	32
Adjusted gross margin per product ton	234	72
Adjusted gross margin per nutrient ton(1)	286	88
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first quarter periods:

•Ammonia sales volume decreased for the first quarter of 2021 compared to 2020 due to lower supply availability from lower production.
•Ammonia average selling prices increased for the first quarter of 2021 compared to 2020 due to decreased global supply availability as higher global energy costs drove lower global operating rates.
•Ammonia adjusted gross margin per ton increased for the first quarter of 2021 compared to 2020 due to the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021 and higher average selling prices, partially offset by higher maintenance costs and higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended March 31,
	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$399	$337
Cost of sales	264	224
Gross margin	$135	$113
Gross margin percentage	33.8%	33.5%

Sales volume by product tons (000s)	1,320	1,381
Sales volume by nutrient tons (000s)(1)	607	635

Average selling price per product ton	$302	$244
Average selling price per nutrient ton(1)	657	531

Adjusted gross margin(2):
Gross margin	$135	$113
Depreciation and amortization	66	72
Unrealized net mark-to-market gain on natural gas derivatives	(2)	(4)
Adjusted gross margin	$199	$181
Adjusted gross margin as a percent of net sales	49.9%	53.7%

Gross margin per product ton	$102	$82
Gross margin per nutrient ton(1)	222	178
Adjusted gross margin per product ton	151	131
Adjusted gross margin per nutrient ton(1)	328	285
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first quarter periods:

•Granular urea sales volume decreased for the first quarter of 2021 compared to 2020 due to lower supply availability from lower production partially offset by 97,000 tons of purchased urea.
•Urea average selling prices increased for the first quarter of 2021 compared to 2020 due to decreased global supply availability as higher global energy costs drove lower global operating rates.
•Granular urea adjusted gross margin per ton increased for the first quarter 2021 compared to 2020 due to higher average selling prices and $32 million in net sales related to purchased urea, partially offset by $33 million in cost of sales related to purchased urea and higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$232	$235
Cost of sales	230	193
Gross margin	$2	$42
Gross margin percentage	0.9%	17.9%

Sales volume by product tons (000s)	1,514	1,390
Sales volume by nutrient tons (000s)(1)	476	436

Average selling price per product ton	$153	$169
Average selling price per nutrient ton(1)	487	539

Adjusted gross margin(2):
Gross margin	$2	$42
Depreciation and amortization	56	52
Unrealized net mark-to-market gain on natural gas derivatives	(2)	(3)
Adjusted gross margin	$56	$91
Adjusted gross margin as a percent of net sales	24.1%	38.7%

Gross margin per product ton	$1	$30
Gross margin per nutrient ton(1)	4	96
Adjusted gross margin per product ton	37	65
Adjusted gross margin per nutrient ton(1)	118	209
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first quarter periods:

•UAN sales volume increased for the first quarter of 2021 compared to 2020 due to higher supply availability from higher production.
•UAN average selling prices decreased for the first quarter of 2021 compared to 2020 as a substantial volume of first quarter shipments were priced in 2020 at a time of increased global supply availability.
•UAN adjusted gross margin per ton decreased for the first quarter of 2021 compared to 2020 due to lower average selling prices and higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended March 31,
	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$105	$116
Cost of sales	95	103
Gross margin	$10	$13
Gross margin percentage	9.5%	11.2%

Sales volume by product tons (000s)	438	547
Sales volume by nutrient tons (000s)(1)	147	184

Average selling price per product ton	$240	$212
Average selling price per nutrient ton(1)	714	630

Adjusted gross margin(2):
Gross margin	$10	$13
Depreciation and amortization	19	26
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)
Adjusted gross margin	$29	$38
Adjusted gross margin as a percent of net sales	27.6%	32.8%

Gross margin per product ton	$23	$24
Gross margin per nutrient ton(1)	68	71
Adjusted gross margin per product ton	66	69
Adjusted gross margin per nutrient ton(1)	197	207
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first quarter periods:

•AN sales volume decreased for the first quarter of 2021 compared to 2020 due to lower supply availability from lower production.
•AN average selling prices for the first quarter of 2021 increased compared to 2020 due to decreased global supply availability as higher global energy costs drove lower global operating rates.
•AN adjusted gross margin per ton decreased for the first quarter of 2021 compared to 2020 due primarily to higher realized natural gas costs, partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$106	$90
Cost of sales	90	74
Gross margin	$16	$16
Gross margin percentage	15.1%	17.8%

Sales volume by product tons (000s)	609	608
Sales volume by nutrient tons (000s)(1)	122	120

Average selling price per product ton	$174	$148
Average selling price per nutrient ton(1)	869	750

Adjusted gross margin(2):
Gross margin	$16	$16
Depreciation and amortization	22	17
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—
Adjusted gross margin	$38	$33
Adjusted gross margin as a percent of net sales	35.8%	36.7%

Gross margin per product ton	$26	$26
Gross margin per nutrient ton(1)	131	133
Adjusted gross margin per product ton	62	54
Adjusted gross margin per nutrient ton(1)	311	275
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first quarter periods:

•Other segment sales volume was similar for the first quarter of 2021 compared to 2020.
•Other average selling prices for the first quarter of 2021 increased compared to 2020 due to decreased global supply availability as higher global energy costs drove lower global operating rates.
•Other segment adjusted gross margin per ton increased for the first quarter of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs.

Dividend Payment

On April 28, 2021, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on May 28, 2021 to stockholders of record as of May 17, 2021.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2021 results at 10:00 a.m. ET on Thursday, May 6, 2021. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. Our employees are focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management. We are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; weather conditions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; risks associated with cyber security; the Company’s reliance on a limited number of key facilities; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue (low-carbon) ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2021	2020
	(in millions, except per share amounts)
Net sales	$1,048	$971
Cost of sales	759	767
Gross margin	289	204
Selling, general and administrative expenses	55	54
Other operating—net	(2)	6
Total other operating costs and expenses	53	60
Equity in earnings of operating affiliate	11	3
Operating earnings	247	147
Interest expense	48	44
Interest income	—	(1)
Loss on debt extinguishment	6	—
Earnings before income taxes	193	104
Income tax provision	18	13
Net earnings	175	91
Less: Net earnings attributable to noncontrolling interest	24	23
Net earnings attributable to common stockholders	$151	$68

Net earnings per share attributable to common stockholders:
Basic	$0.70	$0.31
Diluted	$0.70	$0.31
Weighted-average common shares outstanding:
Basic	214.9	216.0
Diluted	216.0	216.6

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2021	December 31, 2020
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$804	$683
Accounts receivable—net	271	265
Inventories	379	287
Prepaid income taxes	11	97
Other current assets	24	35
Total current assets	1,489	1,367
Property, plant and equipment—net	7,492	7,632
Investment in affiliate	91	80
Goodwill	2,377	2,374
Operating lease right-of-use assets	249	259
Other assets	313	311
Total assets	$12,011	$12,023

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$451	$424
Income taxes payable	5	—
Customer advances	341	130
Current operating lease liabilities	88	88
Current maturities of long-term debt	—	249
Other current liabilities	6	15
Total current liabilities	891	906
Long-term debt, net of current maturities	3,713	3,712
Deferred income taxes	1,175	1,184
Operating lease liabilities	166	174
Other liabilities	396	444
Equity:
Stockholders’ equity	3,029	2,922
Noncontrolling interest	2,641	2,681
Total equity	5,670	5,603
Total liabilities and equity	$12,011	$12,023

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2021	2020
	(in millions)
Operating Activities:
Net earnings	$175	$91
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	204	211
Deferred income taxes	(12)	(50)
Stock-based compensation expense	8	7
Loss on debt extinguishment	6	—
Unrealized net gain on natural gas derivatives	(6)	(12)
Unrealized gain on embedded derivative	—	(1)
Loss on disposal of property, plant and equipment	1	—
Undistributed earnings of affiliate—net of taxes	(12)	(4)
Changes in:
Accounts receivable—net	(7)	(12)
Inventories	(88)	(29)
Accrued and prepaid income taxes	78	10
Accounts payable and accrued expenses	36	(47)
Customer advances	211	120
Other—net	(16)	8
Net cash provided by operating activities	578	292
Investing Activities:
Additions to property, plant and equipment	(71)	(67)
Insurance proceeds for property, plant and equipment	—	2
Net cash used in investing activities	(71)	(65)
Financing Activities:
Proceeds from short-term borrowings	—	500
Payments of long-term borrowings	(255)	—
Dividends paid on common stock	(65)	(65)
Distributions to noncontrolling interest	(64)	(88)
Purchases of treasury stock	—	(100)
Proceeds from issuances of common stock under employee stock plans	7	3
Cash paid for shares withheld for taxes	(10)	(8)
Net cash (used in) provided by financing activities	(387)	242
Effect of exchange rate changes on cash and cash equivalents	1	(3)
Increase in cash and cash equivalents	121	466
Cash and cash equivalents at beginning of period	683	287
Cash and cash equivalents at end of period	$804	$753

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2021	2020

Net cash provided by operating activities	$1,517	$1,491
Capital expenditures	(313)	(391)
Distributions to noncontrolling interest	(150)	(188)
Free cash flow	$1,054	$912

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2021	2020
	(in millions)
Net earnings	$175	$91
Less: Net earnings attributable to noncontrolling interest	(24)	(23)
Net earnings attributable to common stockholders	151	68
Interest expense—net	48	43
Income tax provision	18	13
Depreciation and amortization	204	211
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(22)	(20)
Loan fee amortization(1)	(1)	(1)
EBITDA	398	314
Unrealized net mark-to-market gain on natural gas derivatives	(6)	(12)
Loss on foreign currency transactions, including intercompany loans	—	18
Property insurance proceeds(2)	—	(2)
Loss on debt extinguishment	6	—
Total adjustments	—	4
Adjusted EBITDA	$398	$318

Net sales	$1,048	$971
Tons of product sold (000s)	4,564	4,688

Net earnings attributable to common stockholders per ton	$33.09	$14.51
EBITDA per ton	$87.20	$66.98
Adjusted EBITDA per ton	$87.20	$67.83
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
GROSS MARGIN VARIANCE TO PRIOR YEAR
The following table presents summary operating results by business segment for the first quarter of 2021 and the major drivers of the variance in net sales, cost of sales and gross margin compared to the first quarter of 2020:

		Variance due to the following items:
	First Quarter of 2020	Higher (Lower) Average Selling Prices(1)	Volume(1)	Higher Natural Gas Costs(2)	Unrealized MTM on natural gas derivatives	Higher Manufacturing, Maintenance and Other Costs	Purchased Urea(1)	Gain on Net Settlement of Natural Gas Contracts	First Quarter of 2021
	(dollars in millions)
Consolidated
Net sales	$971	$101	$(56)	$—	$—	$—	$32	$—	$1,048
Cost of sales	767	—	(46)	48	6	63	33	(112)	759
Gross margin	$204	$101	$(10)	$(48)	$(6)	$(63)	$(1)	$112	$289
Gross margin percentage	21.0%								27.6%
Ammonia
Net sales	$193	$30	$(17)	$—	$—	$—	$—	$—	$206
Cost of sales	173	—	(13)	5	2	25	—	(112)	80
Gross margin	$20	$30	$(4)	$(5)	$(2)	$(25)	$—	$112	$126
Gross margin percentage	10.4%								61.2%
Granular Urea
Net sales	$337	$66	$(36)	$—	$—	$—	$32	$—	$399
Cost of sales	224	—	(22)	16	2	11	33	—	264
Gross margin	$113	$66	$(14)	$(16)	$(2)	$(11)	$(1)	$—	$135
Gross margin percentage	33.5%								33.8%
UAN
Net sales	$235	$(23)	$20	$—	$—	$—	$—	$—	$232
Cost of sales	193	—	12	14	1	10	—	—	230
Gross margin	$42	$(23)	$8	$(14)	$(1)	$(10)	$—	$—	$2
Gross margin percentage	17.9%								0.9%
AN
Net sales	$116	$12	$(23)	$—	$—	$—	$—	$—	$105
Cost of sales	103	—	(20)	8	1	3	—	—	95
Gross margin	$13	$12	$(3)	$(8)	$(1)	$(3)	$—	$—	$10
Gross margin percentage	11.2%								9.5%
Other
Net sales	$90	$16	$—	$—	$—	$—	$—	$—	$106
Cost of sales	74	—	(3)	5	—	14	—	—	90
Gross margin	$16	$16	$3	$(5)	$—	$(14)	$—	$—	$16
Gross margin percentage	17.8%								15.1%
_______________________________________________________________________________
(1)    Selling price and volume impact of granular urea purchased to satisfy customer commitments is reflected in Purchased Urea column.
(2)    Higher natural gas costs include the impact of realized natural gas derivatives.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three months ended March 31, 2021 and 2020, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended March 31, 2021 and 2020, we reported net earnings attributable to common stockholders of $151 million and $68 million, respectively.

	Three months ended March 31,
	2021		2020
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(6)	$(5)	$(12)	$(9)
Loss on foreign currency transactions, including intercompany loans(2)	—	—	18	14
Insurance proceeds(2)(3)	—	—	(10)	(8)
Loss on debt extinguishment	6	5	—	—
_______________________________________________________________________________
(1)    Included in cost of sales in our consolidated statements of operations.
(2)    Included in other operating—net in our consolidated statements of operations.
(3)    Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $8 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds.